Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors
NexPoint Real Estate Finance, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-238075) on Form S-8 of NexPoint Real Estate Finance, Inc. of our report dated February 25, 2021, with respect to the consolidated balance sheets of NexPoint Real Estate Finance, Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of NexPoint Real Estate Finance, Inc..

/s/ KPMG LLP

Dallas, Texas
February 25, 2021